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                                                                    Exhibit 12.2


       PFGI  PRO FORMA COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

(In thousands)
                                                              Nine months
                                               Fiscal year          ended
                                                     ended      April 30,
                                                      2003           2004
                                               -----------    -----------
Fixed charges as defined:
      Interest expense                              59,921         44,944
      One-third of non-cancelable lease rent         1,918          1,400
                                               -----------    -----------
      Total fixed charges (A)                       61,839         46,344
                                               -----------    -----------

Earnings as defined:
      Pretax income (loss)                         (19,323)       (62,292)
      Add fixed charges                             61,839         46,344
                                               -----------    -----------
      Earnings and fixed charges (B)                42,516        (15,948)
                                               -----------    -----------

Ratio of earnings to fixed charges: (B/A)               NM(4)          NM(4)


(4) For fiscal year ended 2003 and the nine months ended April 30, 2004, PFGI's pro forma earnings were insufficient to cover fixed charges by $19.3 and $62.3 million, respectively.


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